PROSPECTUS                                Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-114062



                          ALLIANT ENERGY CORPORATION
                            SHAREOWNER DIRECT PLAN

                       4,593,774 Shares of Common Stock

      We are offering participation in our Shareowner Direct Plan. The plan provides you with a variety of options, including:

0 automatic reinvestment of all or a portion of your cash dividends paid on shares of our common stock in additional shares of our common stock;

0 the ability for persons who are not shareowners to purchase their initial shares of our common stock;

0 a means of purchasing additional shares of our common stock by making optional cash investments of up to $360,000 per calendar year, including any initial investment;

0 a free custodial service for depositing your common stock certificates with the administrator of the plan for safekeeping;

0 the ability to transfer or make gifts of your shares of our common stock at no charge; and

0     the ability to sell your shares of our common stock through the plan.

      The plan provides that shares of our common stock may be purchased for participants from us or in the open market or in privately negotiated transactions. The price of shares of common stock purchased under the plan will be either:

0 the average of the high and low sale price of shares of our common stock as reported on the New York Stock Exchange on the date of purchase if newly issued shares are purchased from us; or

0 the weighted average of the price paid for shares of our common stock if purchased on the open market or in privately negotiated transactions.

No brokerage commissions, fees or service charges are charged to you in connection with purchases of shares under the plan. You will bear the cost of brokerage fees and related service charges relating to sales of shares under the plan, and participants who reinvest dividends paid on our common stock are currently charged a fee of $0.50 per quarter to defray in part the administrative costs of the plan.

      Our common stock is listed on the New York Stock Exchange under the symbol LNT. The closing price of our common stock on February 1, 2005 on the New York Stock Exchange was $27.65 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                             ____________________

               The date of this prospectus is February 14, 2005.

                               TABLE OF CONTENTS

                                                                Page

The Company.......................................................3
Use of Proceeds...................................................3
Summary of Plan Features..........................................3
The Plan..........................................................4
      Purpose.....................................................4
      Plan Administration.........................................4
      Enrollment Procedures.......................................5
      Transfer of Shares From Street Name.........................5
      Initial Investments and Optional Cash Investments...........5
      Methods of Investment.......................................6
      Dividend Reinvestment Options...............................7
      Purchase of Common Stock....................................8
      Price to Participants.......................................9
      Sale of Common Stock........................................9
      Custody of Stock and Issuance of Stock Certificates.........9
      Share Safekeeping...........................................9
      Gift/Transfer of Shares Held in the Plan...................10
      Withdrawal and Termination.................................10
      Stock Splits, Stock Dividends and Rights Offerings.........11
      Voting Rights..............................................11
      Fees and Charges...........................................11
      Statements and Reports.....................................11
      No Right to Draw Against Account...........................12
      Duties and Responsibilities................................12
      Change or Termination of the Plan..........................12
      Our Termination of an Account..............................12
      Interpretation of the Plan.................................12
      Governing Law..............................................12
Federal Income Tax Consequences..................................12
      General Considerations.....................................13
      Tax Withholding............................................13
Rights to Purchase Common Stock..................................14
Legal Matters....................................................14
Experts..........................................................14
Where You Can Find More Information..............................15
                           ______________________________

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results or operations and prospects may have changed since those dates.

                          _______________________________

      Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus to we, our, us or similar references mean
Alliant Energy Corporation.

                                The Company

      We are an energy-services provider engaged primarily in public utility operations in both the Midwest and internationally. We also have significant non-regulated domestic and international operations. Through our subsidiaries and partners, we provide electric, natural gas, steam and water services, and various other energy-related products and services to more than three million customers worldwide. Our domestic utility business includes Interstate Power and Light Company and Wisconsin Power and Light Company and is engaged principally in:

0 the generation, transmission (Interstate Power and Light Company only), distribution and sale of electric energy;

0     the purchase, distribution, transportation and sale of natural gas; and

0 the provision of water services, steam services to certain customers in one community in Iowa, and various other energy-related products and services including construction management services for wind farms.

      The principal markets for our domestic utility business are located in Iowa, Wisconsin, Minnesota and Illinois.

      We are a registered public utility holding company subject to regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 and are subject to the regulatory provisions of that Act.

      Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608)458-3311.

                               Use of Proceeds

      We have no basis for estimating either the number of authorized but unissued shares of common stock that we will ultimately sell pursuant to the plan or the prices at which we will sell the shares. Any net proceeds we receive from the sale of shares under the plan will be added to our general funds and used for general corporate purposes. We will not receive any proceeds from the sale of shares under the plan that are acquired on the open market or in privately negotiated transactions.

                            Summary of Plan Features

      Some of the features of the plan, which are described in greater detail under The Plan below, are:

0 If you do not presently own shares of common stock, then you may become a plan participant, assuming some qualifications are met, by completing an authorization form and making an initial cash investment of not less than the amount specified on the authorization form nor more than $360,000.

0 If you participate in the plan, then you may acquire additional shares of common stock by making optional cash investments in amounts not less than $25 per investment nor more than $360,000 per calendar year, including any initial investment. The investment amount can be automatically deducted from your bank account or it can be submitted by mail.

0 If you participate in the plan and are our employee or an employee of one of our subsidiaries, then you may also acquire additional shares of common stock by making optional cash investments through payroll deductions. The minimum deduction per pay period is the amount specified on the payroll withholding form. You may not make optional cash investments through payroll deductions of more than $360,000 per calendar year, including any initial investment and any optional cash investments made by means other than payroll deduction.

0 If you participate in the plan, then you may acquire additional shares of common stock automatically by reinvesting all or a portion of your cash dividends paid on shares of common stock you then own.

0 If you participate in the plan, then you may deposit your common stock certificates, at no cost, with the plan administrator for safekeeping.

0 If you participate in the plan, then you may have your cash dividends electronically deposited into your checking or savings account.

0 If you participate in the plan, then you may sell your shares of common stock held by the plan through the plan administrator.

0 Dividends are calculated on all full and fractional shares of common stock in the plan.

0 Personal record keeping is simplified by our issuance of quarterly statements indicating account activity. You should retain these statements for tax purposes.

0 If you participate in the plan, then you may transfer or make gifts of shares of common stock at no charge.

                               The Plan

      The following are the terms and conditions of the plan.

Purpose

      The purpose of the plan is twofold. First, the plan provides our shareowners of record, other investors who choose to become shareowners of record and our employees and the employees of our subsidiaries with a simple, convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. Second, the plan provides us with the ability to sell our authorized but unissued shares of common stock to participants in the plan, which will raise funds to increase our equity base for general corporate purposes.

Plan Administration

      Through our Shareowner Services Department, the administrator of the plan, we administer the plan, keep records, send statements of account activity to participants and perform clerical and ministerial duties related to the plan. An independent agent, which is not an affiliate of ours, designated by the administrator will make purchases and sales of shares of common stock for the plan in the open market or in privately negotiated transactions. Subject to applicable securities laws and some limitations, the independent agent will have full discretion as to the timing of, and all matters relating to, purchases and sales of shares of common stock for the plan other than for the purchase from us of authorized but unissued shares.

      The administrator will establish and maintain a separate account under the plan for each participant. We will credit to your account all shares of common stock, including any fractional shares, computed to four decimal places, purchased for a participant under the plan, and any shares a participant deposits through the plan's share safekeeping service.

      You should direct all inquiries and instructions concerning the plan to:

      Alliant Energy Shareowner Services
      P.O. Box 2568
      Madison, WI 53701-2568
      Telephone:(608)458-3110
                (800)356-5343
      Fax:      (608)458-3321
      Internet:  www.alliantenergy.com

      All correspondence should include your shareowner account number, taxpayer identification or social security number and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response.

Enrollment Procedures

      Shareowners

      If you are currently a shareowner of record, then you may enroll in the plan at any time by completing and returning an authorization form to the administrator. You should direct requests for authorization forms to the administrator, either by telephone, in writing or through the internet.

      "Street Name" Holders

      If you own shares of common stock that are held on your behalf by a bank, broker, trustee or other agent, then you may enroll in the plan by registering one or more shares of common stock directly in your name and by returning a completed authorization form to the administrator. See "Transfer of Shares from Street Name."

      Non-Shareowners

      With limited exceptions described below, if you are not currently a shareowner of record, then you may enroll in the plan by completing and returning an authorization form to the administrator together with an initial investment of at least $250, but not more than $360,000, or by authorizing automatic withdrawals that will occur twice a month ("automatic investments") of at least $25, in either case which will be used to purchase shares of common stock for your plan account. See "Initial Investments and Optional Cash Investments" and "Methods of Investment."

      Employees

      With limited exceptions described below, any of our employees or employees of our subsidiaries may enroll in the plan at any time by completing and returning an authorization form to the administrator or by enrolling in the same manner as any other eligible investor described above.

      Exceptions

      We reserve the right to prohibit participation in the plan by non-shareowners who reside in a state where participation in the plan by non-shareowners who reside in the state would require us to take special action under the securities or "blue sky" laws of the state and we have not yet taken the required action. We also reserve the right to prohibit participation in the plan by any investor, whether or not a holder of record of shares of common stock, who is a citizen or resident of a country other than the United States, if his or her participation would violate local laws and regulations applicable to us or the prospective participant. In any such case, the administrator will return any authorization form and initial investment tendered by any non-shareowner who resides in such state or country.

      General

      We will process authorization forms as promptly as practicable. Participation in the plan will begin after the administrator has reviewed and accepted a properly completed form.

Transfer of Shares From Street Name

      If you are a beneficial owner of common stock whose shares are registered in the name of a bank, broker, trustee or other agent, then you may participate in the plan with respect to these shares by either:

0 transferring the shares to a plan account by directing your agent (for example, your bank, broker or trustee) to register the shares directly in your name and having the agent deliver a certificate to you, or

0 instructing your agent to transfer the shares to the administrator to be deposited into the plan for "share safekeeping" for credit to your plan account. See "Share Safekeeping."

Initial Investments and Optional Cash Investments

      If you are not currently a shareowner of record, then you must make an initial investment of at least $250, but not more than $360,000, in the form of a personal check or money order, automatic investment of at least $25 or, for employees, payroll deduction of at least the amount specified on the payroll withholding form, and you must include your initial investment with the completed authorization form you return to the administrator. See "Methods of Investment."

      Once you are enrolled in the plan, you may purchase additional shares of common stock using the plan's optional cash investment feature. You must make optional cash investments in amounts of not less than $25 per investment and may not aggregate more than $360,000 per calendar year, including any initial investment, whether by check or automatic investment. We will not waive these restrictions; however, the $25 minimum is not applicable to employee participants who make investments through payroll deductions. You have no obligation to make an optional cash investment at any time, and the amount of your investments may vary from time to time.

      The administrator must receive authorization forms, which are subject to our review, with initial investments at least five business days prior to the next investment date (as defined under "Purchase of Common Stock"). The administrator will invest initial investments and optional cash investments on the next investment date, provided the administrator receives such investments at least five business days prior to that investment date.

      We will not pay interest on any initial investments or optional cash investments received and held for investment under the plan. Therefore, it is to your benefit to mail an initial investment or an optional cash investment so that the administrator receives it shortly, but not less than five business days, before an investment date. To receive dividends, the administrator must have received and invested an initial investment or an optional cash investment on the investment date prior to the dividend record date.

      Upon written request, we will refund your initial investment or any optional cash investment, provided we receive your request at least two business days prior to the investment date following receipt of your investment. However, we will not make a refund until we actually receive the funds.

Methods of Investment

      Your total annual investment cannot exceed $360,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all investments during any calendar year, including initial and optional cash investments, but excluding dividend reinvestments and deposits of shares in the plan's share safekeeping service, are aggregated. We will not pay any interest on amounts we hold pending investment.

      Check Investment

      You may make initial investments and optional cash investments by personal check or money order payable to "Alliant Energy." Initial investments are subject to our collection for the full face value in U.S. funds.

      If a check is returned unpaid for any reason, then we will consider the request for investment of these funds null and void. If any shares have been purchased with these funds, then the administrator will be entitled to remove those shares from the participant's account and sell those shares to satisfy the balance of the uncollected funds. If the net proceeds from the sale are insufficient to cover this balance, then we will, in addition to any other rights we may have, be entitled to sell any additional shares from your account that may be necessary to satisfy the uncollected balance.

      Automatic Investment

      You may make automatic investments twice a month, whether initial or optional cash investments, of at least $25 by electronic funds transfer from a predesignated account with a U.S. financial institution. To initiate automatic investments, you must complete and return to the administrator an automatic investment form and an authorization form, as well as deliver to the administrator a voided blank check or a savings deposit slip for the account from which funds are to be drawn. You may obtain automatic investment forms from the administrator. Automatic investments will be initiated as promptly as practicable. Funds then will be drawn from your designated account on the tenth and twenty-fifth days of each month, or, if the tenth or twenty-fifth day falls on a weekend or bank holiday, the first business day thereafter, and will be invested in common stock on the next investment date.

      You may change the amount of your future automatic investments by completing and submitting to the administrator a new automatic investment form. You may terminate your automatic investments by notifying the administrator by phone, in writing or through the internet. To be effective with respect to the next automatic investment date, the administrator must receive the new form or notice at least six business days preceding that date.

      Electronic direct deposit of cash dividends that you elect to receive also is available through the plan.

      Payroll Deductions

      Our employees or employees of our subsidiaries may also make investments, whether initial or optional cash investments, by means of payroll deduction, and the $250 and $25 minimums for initial investment and optional cash investments, respectively, will not apply to investments made through payroll deductions. To initiate payroll deductions, the employee must complete and return to the administrator a payroll withholding form and an authorization form.

      The payroll withholding form, which allows participating employees to decide the dollar amount to be deducted from their paychecks for each pay period, will become effective as promptly as practicable. Deductions will be used to purchase full and fractional, computed to four decimal places, shares of common stock on the next investment date. The minimum deduction per pay period is the amount specified on the payroll withholding form.

      Payroll deduction authorizations will remain in effect until cancelled or modified by the employee, which a participating employee may accomplish by completing and returning a new payroll withholding form indicating the change desired. To be effective with respect to the next payroll deduction, the administrator must receive the new payroll withholding form at least six business days preceding that date.

Dividend Reinvestment Options

      The authorization form allows you to choose a reinvestment option for participation in the plan. If you do not specify otherwise, then your account will be enrolled for full dividend reinvestment. By choosing the appropriate box, you may select:

Full Dividend        Reinvest all cash dividends on all certificated shares
Reinvestment->       held by you and on all shares credited to your plan
                     account. You may make optional cash investments at any time as described in this prospectus.


Partial Dividend     Receive cash dividends on a specified number of
Reinvestment->       your shares of common stock and reinvest the cash
                     dividends on the remainder of your shares. The shares you specify to receive cash dividends may consist of a combination of certificated shares and shares credited to your plan account. You may elect to have cash dividend payments not reinvested paid by check or through electronic direct deposit. You may make optional cash investments at any time as described in this prospectus.


Optional Cash        Receive cash dividends on all of your shares of
Purchases Only->     common stock, including both certificated shares
                     held by you and shares held by the plan and credited to your plan account. You may make optional cash investments at any time.

      If you participate in the plan's full or partial dividend reinvestment option, then reinvestment will commence with the first dividend payable after the dividend record date following your enrollment. We will publicly announce dividend record dates.

      If you wish to change your method of participation, then you must obtain and complete a new authorization form and send it to the administrator. To be effective with respect to a particular common stock dividend, the administrator must receive the new authorization form at least two business days before the record date for the dividend. If you elect to cease the reinvestment of your dividends, then you may receive them by check or electronic direct deposit. You may also continue to have the administrator hold your shares through the share safekeeping service, buy shares with optional cash investments, and sell or transfer the shares as you desire.
See "Share Safekeeping," "Initial Investments and Optional Cash Investments," "Sale of Common Stock" and "Gift/Transfer of Shares Held in the Plan."

      On each applicable investment date, we will promptly, after deducting withholding taxes, if any, and any administrative fees, combine and pay over to the administrator all cash dividends payable on shares held by the administrator for all participants who are reinvesting their dividends in the plan. The administrator will apply the dividends to the purchase of shares of common stock. The administrator will credit the proportionate number of shares, computed to four decimal places, purchased by the administrator to your account.

Purchase of Common Stock

      Reinvested common stock dividends, initial investments, optional cash investments and proceeds, which will be treated regardless of the amount as optional cash purchases, from the sale or redemption of common stock subscription or other rights, if any, received by the administrator on behalf of participants will be used to acquire either outstanding shares of common stock or authorized but unissued shares of common stock from us, provided that we are willing to sell the common stock. Purchases of outstanding shares of common stock on behalf of plan participants may be made on any stock exchange in the U.S. where our common stock is traded, in the over-the-counter market or by privately negotiated transactions on terms that the independent agent for the administrator may reasonably determine at the time of purchase. Any shares purchased from us will be made in accordance with applicable requirements.

      The administrator and its designated independent agent may combine your funds with those of other participants for the purpose of purchasing shares. Neither we nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when, or prices at which, the designated independent agent may purchase common stock for the plan or the amount of shares the designated independent agent may purchase.

      Purchases of shares of common stock under the plan will be made on or about the following applicable "investment dates":

0 Each dividend payment date is an investment date for the reinvestment of cash dividends.

0 The first and fifteenth days of each month, or the first business day thereafter if the first or fifteenth day of the month falls on a weekend or holiday, are investment dates for initial investments and optional cash investments.

      Purchases may be made over a period of several days in the case of open market purchases. All open market purchases will be aggregated for the investment date.

      For a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, the investment of all or part of the funds available in your account may be delayed from time to time. We will not pay any interest on funds we hold pending investment. However, shares of common stock will either be purchased within 35 days of receipt of initial investments or optional cash investments or funds will be returned to you.

      We will credit your account with that number of shares of common stock, including any fractional shares, computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price per share.

Price to Participants

      The price of newly-issued shares of common stock purchased from us for participants will be the average, computed to four decimal places, of the high and low sale prices of shares of common stock as reported on the New
York Stock Exchange on the applicable investment date. If no trading occurs on the New York Stock Exchange in the common stock on the applicable investment date, then the price will be determined with reference to the next preceding date on which the common stock is traded on the New York Stock Exchange. The price of shares of common stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average price of all the shares purchased for the applicable investment date. If an investment under the plan is at any time made in both newly-issued and already outstanding shares, then the shares purchased will be allocated as proportionately as is practicable among the accounts of all participants for whom funds are being invested at that time.

      Under the plan, you do not have the ability to order the purchase of a specific number of shares, purchase of shares at a specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

Sale of Common Stock

      You can sell all or part of your shares held in your plan account by providing the administrator with written instructions, signed by all registered holders. You cannot sell any certificated shares that you may be holding unless you first deposit them with the administrator pursuant to the plan's share safekeeping service.

      Your sales will be made as soon as practicable after the administrator receives written instructions from you. Requests to sell plan shares will be aggregated and processed within ten business days by an independent broker, which is not an affiliate of ours, designated by the administrator on the open market at prevailing market prices. When you sell your shares, the price per share that you will receive will be the average of the proceeds from all shares sold by the administrator, less brokerage and administrative fees (currently $0.075 per share), transfer taxes, if any, withholding tax, if any, and a $15 service fee for the handling of each such request.

      You are required to maintain a balance of one or more full shares of common stock or we may terminate your plan account. We will treat a request to sell all shares held in your account as a withdrawal from the plan. See "Our Termination of an Account" and "Withdrawal and Termination."

Custody of Stock and Issuance of Stock Certificates

      The administrator will hold all shares purchased on your behalf through the plan in safekeeping in our name or the name of our nominee. However, you may at any time and without charge, obtain a certificate for all or part of the whole shares credited to your plan account by making a request in writing to the administrator. We will not issue any certificates for fractional shares. Obtaining certificates for your plan account shares in no way affects dividend reinvestment. See "Dividend Reinvestment Options."


Share Safekeeping

      The plan's "share safekeeping" service allows you to deposit common stock certificates held by you with the administrator for safekeeping. The advantages of the share safekeeping service are:

0 The risk associated with the loss of your stock certificate(s) is eliminated. If your certificates are lost or stolen, then you cannot sell or transfer your shares without first obtaining replacement certificates. This process of replacing lost certificates could take several weeks and would result in cost and paperwork, both for you and for us.

0 Certificates deposited with the administrator will be transferred into our name or the name of our nominee and credited to your account under the plan. The shares then will be treated in the same manner as shares purchased through the plan, and you may conveniently and efficiently sell or transfer those shares through the plan. See "Sale of Common Stock," "Gift/Transfer of Shares Held in the Plan" and "Withdrawal and Termination."

0 You have all plan options available to you, including full or partial reinvestment and/or receiving dividends by check or electronic deposit.

      To participate in the plan's share safekeeping service, you must complete and return an authorization form, along with the common stock certificates you wish to deposit, to the administrator by registered and insured mail. You should not endorse the certificates or complete the assignment section. You may obtain an authorization form by calling or writing the administrator. If you have lost any of your certificates, then you must replace them before you may participate in the share safekeeping service.

Gift/Transfer of Shares Held in the Plan

      You may transfer the ownership of some or all of your plan shares, including shares held in safekeeping, by mailing to the administrator a properly executed stock assignment form, which you may obtain from the administrator or a financial institution, with a Medallion Signature Guarantee for all owners and a letter of instruction. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union or a saving institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. You may transfer shares to new or existing shareowners.

      Unless otherwise instructed, the administrator will retain the shares and enroll the transferee in full dividend reinvestment, provided the transferee is eligible to participate. The new participant will receive a statement showing the number of shares transferred and now held in his or her plan account, which will be considered the transaction confirmation.

Withdrawal and Termination

      You may withdraw from the plan at any time by giving written notice to the administrator. If you terminate participation in the plan, all reinvestment of your dividends will immediately stop if the notice of withdrawal is received by the administrator not later than ten business days prior to the record date for the next dividend payment. Investment of optional cash will stop immediately if notification of withdrawal from the plan is received by the administrator at least two business days prior to the applicable investment date. The entire amount of any optional cash received for which investment has been stopped by termination of participation in the plan will be refunded to you without interest.

      Upon withdrawal from the plan, you or your personal representative or other authorized agent may elect to either receive a certificate for the number of whole shares held in your account and a check for the value of any fractional share, or sell all shares in your account as described under "Sale of Common Stock."

      If you terminate participation in the plan, then you will receive a check for the cash value of any fractional share held in your plan accounts. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, transfer taxes and withholding taxes, if any.

      You may not make any optional cash investments after you have terminated participation in the plan unless and until you rejoin the plan, which you may accomplish by complying with the enrollment procedures. See "Enrollment Procedures." However, we reserve the right to reject any authorization form from a previous participant on grounds of excessive joining and termination. Such reservation is intended to minimize administrative expense and to encourage use of the plan as a long-term investment service.

Stock Splits, Stock Dividends and Rights Offerings

      We will credit to your account any shares distributed pursuant to stock dividends or stock splits effected by us on shares held by the administrator for you. If we make available to holders of our common stock subscription or other rights to purchase additional shares of common stock or other securities, then the administrator will, if and when the rights trade independently, sell the rights accruing to all shares held by the administrator for the participants and will apply the net proceeds of the sale to the purchase of common stock. However, we will, in advance of a subscription offer, or, if the rights may not be independently traded upon issuance, prior to the date on which the rights trade independently, inform you that if you do not want the administrator to sell your rights and invest the proceeds, then it will be necessary for you to transfer all full shares held under the plan to your own name by a given date. This would permit you to exercise, transfer or sell the rights on the shares. If rights issued by us are redeemed prior to the date that the rights trade independently, then the administrator will invest the resultant funds in additional shares of common stock.

Voting Rights

      The administrator will vote at shareowners' meetings any full shares of common stock credited to your account under the plan in accordance with your instructions. The administrator will not vote such shares if you do not give any instructions. A proxy card will be mailed to you representing the shares of common stock held in your plan account.

Fees and Charges

      No brokerage commissions, fees or service charges are charged to you in connection with purchases of shares of common stock through the plan. A brokerage and administrative fee (currently $0.075 per share) and $15 service fee is deducted from the proceeds of any sale of shares of common stock through the plan. The administrator also charges participants who reinvest common stock dividends a fee of $0.50 per quarter to defray in part the administrative costs of the plan. The administrator reserves the right to change these fees or charge participants other fees in the future. Notices of such future changes or additional fees will be sent to participants at least 30 days prior to their effective date. Any such change will be deemed to be accepted by participants who do not terminate participation in the plan prior to the effective date of the change.

Statements and Reports

      You will receive quarterly statements showing all transactions in your account for that quarter, including the amount invested, the price paid per share, the number of shares purchased and total shares accumulated. You should retain these statements for purposes of establishing the cost basis of shares purchased under the plan for income tax and other purposes.

      In addition, you will receive copies of the same communications we send to all other holders of common stock, including our annual reports, notices of annual meetings and proxy statements, and information you need for reporting dividend income for Federal income tax purposes.

      All notices, statements and reports to you will be addressed to you at your last address we have on record. Therefore, you must promptly notify us by phone, in writing or through the internet of any change of address.

No Right to Draw Against Account

      You will not have a right to draw checks or drafts against your account or give instructions to the administrator with respect to any shares or cash held therein, except as expressly provided in this prospectus.

Duties and Responsibilities

      Neither we nor any of our agents will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, nor will we have any duties, responsibilities or liabilities, except as expressly set forth in this prospectus. Neither we nor any of our agents will be liable under the plan for any act done in good faith or for any good faith omission to act, including any claims of liability with respect to the prices at which shares are purchased or sold for your account, the times when the purchases or sales are made or any inability to purchase or sell shares, for any fluctuation in the market value after purchase or sale of shares, or arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death.

      You should recognize that we cannot provide any assurance of profit or protection against loss on any shares purchased under the plan.

Change or Termination of the Plan

      We reserve the right to amend, modify, suspend or terminate the plan in whole, in part, or with respect to participants in one or more jurisdictions. We will send notice of any suspension, termination or significant amendment, or modification of the plan to all affected participants. No such event will affect any shares then credited to a participant's account. Upon any whole or partial termination of the plan by us, a certificate for whole shares credited to an affected participant's account under the plan will be issued to the participant and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, transfer taxes and withholding tax, if any. Any uninvested funds held by the administrator at the time of any suspension or termination of the plan will be remitted by the administrator to affected participants.

Our Termination of an Account

      We may terminate your enrollment in the plan if you no longer hold any shares of record and your plan shares total less than one whole share of common stock. At our discretion we may also terminate your participation in the plan upon written notice mailed to you at the address appearing on our records. Upon termination, you will receive a certificate for whole shares held in your account and a check for the value of any fractional share held in your plan account. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, transfer taxes and withholding tax, if any.

Interpretation of the Plan

      We may in our discretion interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan and resolve questions or ambiguities concerning the various provisions of the plan.

Governing Law

      The plan will be governed by the internal laws of the State of Wisconsin.

                      Federal Income Tax Consequences

      The following discussion sets forth the general Federal income tax consequences for an individual participating in the plan. This discussion is not, however, intended to be an exhaustive treatment of the tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the plan, you should consult your own tax advisor to determine the particular tax consequences, including state income tax consequences, that may result from participation in and the subsequent disposal of shares purchased under the plan.


                  General Considerations

      In general, participants reinvesting dividends under the plan have the same federal income tax consequences with respect to their dividends as do shareowners who are not reinvesting dividends under the plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent we have earnings and profits. This treatment applies with respect to both the shares of common stock held of record by the participant and the participant's plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of common stock for the participant's plan account. If shares are purchased on the open market or in a privately negotiated transaction, then the participant's share of brokerage fees, if any, that we pay will also be taxed as an additional dividend to that participant, to the extent we have earnings and profits.

      Shares or any fractions of shares of common stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fractions of shares of common stock purchased from us with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from us, the shares or any fractions of shares will have a holding period beginning on the day following the purchase date.

      Participants that make initial or optional cash investments under the plan will be deemed to have received an additional taxable dividend in the amount of the participant's pro rata share of the brokerage commissions, if any, that we pay, to the extent we have earnings and profits. Such brokerage commissions will only be incurred on the purchase of the common stock in the open market or in privately negotiated transactions. Shares or any fractions of shares purchased with initial or optional cash investments will have a tax basis equal to the amount of the payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fractions of shares. The holding period for the shares or fractions of shares will begin on the day following the purchase date.

      Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the plan which we pay. However, we cannot provide any assurances that the Internal Revenue Service will agree with this position. We have no present plans to seek formal advice from the IRS on this issue.

      Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for the certificates or upon withdrawal from, or termination of the plan. However, participants will generally recognize gain or loss when shares acquired under the plan are sold or exchanged either through the plan at their request or by participants themselves after receipt of certificates for shares from the plan. Participants will also generally recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon the sale of shares through the plan or upon withdrawal from or
termination of the plan.   The amount of gain or loss is the difference
between the amount which the participant receives for his or her whole shares or fractional shares and the tax basis thereof. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, long-term or short-term depending on the participant's holding period.

Tax Withholding

      In the case of a participating foreign shareowner whose dividends are subject to United States income tax withholding, or a participating domestic shareowner subject to backup withholding because a correct taxpayer identification number has not been furnished or otherwise, the tax required to be withheld will be deducted from the amount of any cash dividend reinvested. Since any withholding tax applies also to a dividend on shares credited to the participant's plan account, only the net dividend on the shares will be applied to the purchase of additional shares of common stock. The regular statements sent to participants will indicate the amount of tax withheld. Likewise, participants selling shares through the plan who are subject to backup or other withholding will receive only the net cash proceeds from the sale as required by the Internal Revenue Code and the Treasury Regulations thereunder. We cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

                    Rights to Purchase Common Stock

      We have entered into a rights agreement pursuant to which each outstanding share of our common stock, including those shares that we are selling pursuant to this prospectus, has attached a right to purchase one-half of one share of our common stock. A right will attach to each share of our common stock we subsequently issue prior to the expiration of the rights agreement. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

      Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one half of one share of our common stock at a purchase price of $95 per full share, or $47.50 per half share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right's then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $0.001 until a party acquires 15% or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights expire on January 20, 2009, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

                             Legal Matters

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

                                  Experts

     The consolidated  financial  statements and the related financial statement schedule incorporated in this prospectus by reference from Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations"), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      Where You Can Find More Information

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed registration statements on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statements, but does not contain all of the information included in the registration statements or the exhibits. You may read and copy the registration statements and any other document that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

      We are "incorporating by reference" specified documents that we file with the SEC, which means:

0     incorporated documents are considered part of this prospectus;

0 we are disclosing important information to you by referring you to those documents; and

0 information we file with the SEC will automatically update and supersede information contained in this prospectus.


      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.


SEC Filings (File No.1-9894)         Description or Period/As of Date
--------------------------------     --------------------------------

Annual Report on Form 10-K           Year ended December 31, 2003

Quarterly Reports                    Quarters ended 3/31/04, 6/30/04
on Form 10-Q                         and 9/30/04

Current Reports on                   Dated 4/30/04,7/13/04,7/26/04,
Form 8-K                             7/27/04, 12/1/04,1/25/05 and
                                     2/4/05

Registration Statement on            Description of our common
Form 8-B                             stock, dated April 1, 1988

Registration Statement on            Description of our common share
Form 8-A                             purchase rights,dated January 20, 1999


      We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our common stock. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

      You can obtain any of the documents incorporated by reference in this document from the SEC through the SEC's web site at the address provided above. We will provide to you documents incorporated by reference without charge, upon your written or oral request, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following:

      Alliant Energy Corporation
      4902 North Biltmore Lane
      Madison, Wisconsin 53718
      Attention:  F. J. Buri
      Corporate Secretary
      Telephone: (608)458-3311

                     ALLIANT ENERGY CORPORATION

                       SHAREOWNER DIRECT PLAN













                        ____________________


                             PROSPECTUS

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                          February 14, 2005